EXHIBIT 99.1

PRESS RELEASE

[DG SYSTEMS LOGO]

NEWS ANNOUNCEMENT	FOR IMMEDIATE RELEASE

For more information contact:
Omar Choucair	Joseph N. Jaffoni
Chief Financial Officer	Stewart A. Lewack
DG Systems, Inc.	Jaffoni & Collins Incorporated
972/581-2000	212/835-8500 dgit@jcir.com

DG SYSTEMS REPORTS RECORD FIRST QUARTER OPERATING RESULTS

- EBITDA Increases 88% to $3.8 Million -

- EPS of $0.02 -

DALLAS, Texas – May 9, 2003 – DG Systems, Inc. (Nasdaq: DGIT), the leading digital technology provider for managing and delivering short- and long-form audio and video content to broadcasters, today reported record operating results for the three months ended March 31, 2003.

Consolidated revenues for the three months ended March 31, 2003 grew 4.4% to $15.7 million, compared to $15.0 million in the same period last year. The Company’s improved quarterly revenues reflect an 11% gain in DG’s core ads distribution division, which overcame a revenue decline at DG’s StarGuide division. Earnings before interest, taxes, depreciation and amortization (EBITDA) for the three months ended March 31, 2003 increased 88% to $3.8 million, compared to EBITDA of $2.0 million, in the same period of 2002. DG’s net income for the first quarter of 2003 was $1.8 million, or $0.02 per diluted share, compared to a net loss in the 2002 first quarter of $132.1 million, or a loss of $1.87 per diluted share inclusive of a $0.8 million pre-tax restructuring charge and a charge for the cumulative effect of accounting change which amounted to $131.3 million, or $1.86 per share.

DG’s first quarter 2003 EBITDA growth and positive operating and net income comparisons reflect revenue improvements, cost containment measures and a 54%

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PRESS RELEASE

DG Systems Reports Record First Quarter Operating Results, 5/9/03	page 2

reduction in “interest and other expense” due to the Company’s application of free cash flow to reduce debt. DG’s first quarter 2003 earnings per share of $0.02 represent the Company’s fourth consecutive quarter of positive EPS.

Commenting on the first quarter financial results, Matthew E. Devine, Chief Executive Officer of DG Systems, stated, “DG’s ads distribution division continues to grow very nicely despite the impact on advertising related to the conflict in the Middle East which softened ad deliveries in March. Our first quarter ads distribution revenues reached record levels as did consolidated EBITDA, operating income, net income and EPS.

“The first quarter and the past several quarters demonstrate the success we have achieved in positioning DG to consistently deliver positive operating results — despite challenging advertising and economic environments — by growing our video deliveries and streamlining our cost structure. Our year-over-year growth in total video deliveries led to the double digit revenue growth which when combined with our cost containment and debt reduction efforts generated the excellent operating results. Early second quarter trends indicate that our ads distribution growth will continue.

“New distribution business from major brand advertisers in the motion picture and automotive industries were attracted to our industry leading, secure digital distribution network, which recently surpassed 1,500 broadcast and cable television destinations nationwide. We also continued to leverage the strength and security of our audio network through our DG Music™ service. During the quarter we digitally delivered music on behalf of several record labels including Warner Bros. Records and Madonna’s new single, “American Life,” which was simultaneously delivered to over 400 radio stations nationwide.

“We ended the quarter with net debt of approximately $5.8 million, down about 23% from $7.5 million at December 31, 2002, and down 60% from our net debt of $14.4 million at March 31, 2002. Our outlook for the remainder of 2003 remains positive. We anticipate

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EXHIBIT 99.1

PRESS RELEASE

DG Systems Reports Record First Quarter Operating Results, 5/9/03	page 3

further growth and operating margin improvements as well as lower interest expense. These factors will strengthen our balance sheet while enabling us to continue achieving positive quarterly EBITDA, operating income, net income and EPS comparisons throughout 2003.”

EBITDA/Non-GAAP Reconciliation

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Although EBITDA is not a measure of performance or liquidity calculated in accordance with generally accepted accounting principles, the Company believes that it may be useful to an investor in evaluating its performance. However, investors should not consider this measures in isolation or as substitutes for operating income, cash flows from operating activities or any other measure for determining the Company’s operating performance or liquidity that is calculated in accordance with generally accepted accounting principles. In addition, because EBITDA is not calculated in accordance with generally accepted accounting principles, it may not necessarily be comparable to similarly titled measures employed by other companies. A reconciliation of the EBITDA figures included herein can be made by deducting Operating expenses, excluding depreciation and amortization from the Company’s Revenues (see attached financial table).

About DG Systems, Inc.

DG Systems and the Company’s StarGuide division provide the standard in Digital Media Exchange services for the advertising and broadcast industries, featuring innovative satellite and Internet transmission technology solutions and a suite of digital media asset management tools. DG’s extensive digital network is the largest in the advertising and broadcasting industries, reaching more than 5,000 advertisers and agencies, 7,500 radio stations, and over 1,500 broadcast and cable television destinations with innovative delivery and management solutions for short- and long-form audio and video content. More information is available at www.dgsystems.com.

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EXHIBIT 99.1

PRESS RELEASE

DG Systems Reports Record First Quarter Operating Results, 5/9/03	page 4

The Company’s first quarter 2003 conference call will be broadcast live on the Internet at 11:00 a.m. EDT on May 9, 2003. The webcast is open to the general public. Interested parties may access the live call on the Internet via the Company’s web site at www.dgsystems.com or http://www.vcall.com/EventPage.asp?ID=83878. Please allow 15 minutes to register and download and install any necessary software.

This release contains forward-looking statements relating to the company, including the expansion of its digital distribution network, and the demand among certain clients for digital audio and video delivery services. These forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected. These and other risks relating to DG Systems’ business are set forth in the company’s Form 10-K filed with the Securities and Exchange Commission on March 27, 2003.

(table follows)

EXHIBIT 99.1

PRESS RELEASE

DG Systems Reports Record First Quarter Operating Results, 5/9/03	page 5

Digital Generation Systems, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended March 31,
	(unaudited)
	2003	2002

Revenues	$15,656	$14,997

Operating expenses, excluding depreciation & amortization	11,850	12,977

EBITDA	$3,806	$2,020

Depreciation & amortization	1,837	1,641

Restructuring charge	—	771

Operating income (loss)	$1,969	$(392)

Interest expense and other, net	212	465

Net income (loss) before cumulative effect of change in accounting principle	$1,757	$(857)

Cumulative effect of change in accounting Principle	—	131,291

Net income (loss)	$1,757	$(132,148)

Basic and diluted income (loss) per common share before cumulative effect of change in accounting principle	$0.02	$(0.01)

Basic and diluted net income (loss) per common share	$0.02	$(1.87)

Weighted average shares outstanding—Basic	70,743	70,784

Weighted average shares outstanding—Diluted	72,238	70,784

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